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                                                       EXHIBIT 10.79.1

                   FIRST AMENDMENT TO INDUSTRIAL LEASE


      THIS FIRST AMENDMENT TO INDUSTRIAL LEASE (this "First Amendment") is entered into as of the 23rd day of January, 1997 by and between ERI-CP, INC., a Delaware corporation (successor-in-interest to Carol Point Builders I General Partnership, a California general partnership) ("Landlord") and UNITED STATIONERS SUPPLY CO., an Illinois corporation (successor-in-interest to Associated Stationers, Inc. ["Original Tenant"]) ("Tenant").

                              R E C I T A L S:

          WHEREAS, Landlord's predecessor-in-interest and Original Tenant entered into that certain Industrial Lease undated (said Industrial Lease is hereinafter referred to as the "Lease") for certain premises containing approximately 139,444 rentable square feet located at 898 Carol Court, Carol Stream, Illinois (the "Demised Premises").

          WHEREAS, Original Tenant subsequently was merged with and into Tenant and in connection therewith, Tenant assumed all of the obligations and rights of tenant in the Lease.

     WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term (the "Term") of the Lease and to otherwise amend the Lease as provided below.

     NOW, THEREFORE, for and in consideration of the recitals hereinabove set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. INCORPORATION OF RECITALS AND TERMS. The foregoing recitals are hereby incorporated in and made a part of this First Amendment. Unless otherwise defined in this First Amendment to the contrary, all capitalized terms used herein shall have the respective meanings as are ascribed to the terms in the Lease.

     2. MERGER AND ASSIGNMENT. Tenant has informed Landlord that Original Tenant merged into and with Tenant (the "Merger") effective as of March 30, 1995. Tenant represents and warrants to Landlord that pursuant to such Merger, Tenant has heretofore assumed all obligations and liabilities of Original Tenant thereunder effective as of said date.

     3. EXTENSION OF TERM. Landlord and Tenant hereby agree to extend the Term of the Lease for an additional five (5) year period, commencing on June 1, 1997 and ending on May 31, 2002 (sometimes herein referred to as the "Extended Term").


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      4.   FIXED RENT.  Effective as of June 1, 1997, Fixed Rent payable under the Lease during the Term of the Lease shall be as follows:

                                                  Monthly Installment
                    Period                  Annual Fixed Rent    of Fixed Rent
                    ------                  -----------------    -------------

June 1, 1997 - May 31, 1999                    $594,031.44         $49,502.62
June 1, 1999 - May 31, 2002                     634,470.24          52,872.52


     5. CONDITION OF THE DEMISED PREMISES. Landlord shall not be required to provide any alterations or modifications to the Demised Premises. Tenant is currently in possession of the Demised Premises and accepts the Demised Premises in its "As-Is" condition.

          Tenant at Tenant's expense, (subject to the application of the "Tenant Allowance" [as such term is defined in the form of Work Letter attached hereto as Exhibit A]) may install a washroom, a conference room and perform certain other work in the Demised Premises all as shall be more particularly set forth in the Working Plans (as defined in the Work Letter) as Tenant's
Work (as defined in the Work Letter). Tenant shall not undertake any construction nor shall Tenant install any equipment, trade fixtures or personal property without first executing and delivering to Landlord a counterpart copy of the Work Letter and thereafter obtaining Landlord's written approval of the Working Plans, which Working Plans shall be submitted to Landlord in a timely fashion in accordance with the provisions of Paragraph 3 of the Work Letter. Thereafter no material changes will be made in the Working Plans without the prior written consent of Landlord. Tenant shall not commence any work until among other things, Tenant delivers to Landlord the insurance and any bond required under the terms of the Work Letter.

     6.   ADDITIONAL AMENDMENTS TO LEASE.

          (a) Article A-l(n) and (o) of the Lease are hereby deleted in their entirety and the following substituted therefor:

          "(n) Landlord's Address:

               ERI-CP, INC.
               c/o LaSalle Advisors Limited
               200 East Randolph
               Chicago, Illinois 60601

          (o)  Tenant's Address:

               United Stationers Supply Co.
               2200 East Golf Road
               Des Plaines, Illinois 60016


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               Attention:   President"

               (b) The following words are added after the word, "instance", at the end of the first sentence of Article N-l of the Lease:

               "which consent shall not be unreasonably withheld or delayed."

          (c) As a condition to and in consideration of Landlord's covenants hereunder, Tenant expressly agrees that Paragraph 4 of Rider No. One to the Lease is hereby deleted in its entirety; it being the express intent of the parties that Tenant shall have no further rights to extend the Term of the Lease following the expiration of the Extended Term.

          (d) The "Right of First Notification" provision appearing at the end of Rider No. One of the Lease is hereby deleted in its entirety and the following substituted therefor:

          "RIGHT OF FIRST OFFER. If at any time during the Extended Term, that certain space contiguous to the Demised Premises depicted on Exhibit B hereto and containing approximately 135,508 square feet (the "Option Space") becomes available for leasing, and if no Event of Default by Tenant exists under the Lease, then Landlord shall not lease such Option Space to any third party without first giving Tenant (i) notice of the availability of such space which shall include the proposed term and rental rate (including escalations, if any), abatements and allowances, if any, and other economic concessions that Landlord would agree to with respect to such Option Space (the "Offered Terms"), and
          (ii) three (3) business days after the date of such notice in which to commit in writing to lease such Option Space on the Offered Terms for the remainder of Term, taking into account any modifications in such Offered Terms required by the fact that the remaining Term may be longer or shorter than that proposed by Landlord, and otherwise on the
          terms, covenants and conditions contained in the Lease.   Landlord and
          Tenant expressly agree that the Offered Terms, in any event, shall limit Landlord's liability for the payment of a brokerage commission to any Tenant's broker to the payment of the then-current market expansion commission (i.e., a commission equal to 50% of the then market commission payable to outside brokers in connection with new leases of space in the Building).

          If Tenant fails, refuses or is otherwise unable to commit to such a lease within the three (3) business day period, Landlord shall have the right to lease the Option Space to any third party or parties on such terms as are acceptable to Landlord."

          7. BROKERS. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than LaSalle Partners and Grubb & Ellis (the fees of which shall be payable by Landlord) in the negotiation or making of this First Amendment and Tenant agrees to indemnify and hold harmless Landlord from any and all claims, liability, costs and expenses (including attorneys' fees) incurred as a result of any inaccuracy in the foregoing representation and warranty.


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     8.   FULL FORCE AND EFFECT: INCONSISTENCY.     Except as otherwise
expressly set forth in this First Amendment, all provisions of the Lease shall remain in full force and effect. In the event of any inconsistency between the terms of the Lease and the terms of this First Amendment, the terms of this First Amendment shall control.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.


                              LANDLORD:

                              ERI-CP, INC., a Delaware corporation

                              By:  LaSalle Advisors Limited,
                                   its duly authorized agent

                                   By:
                                   Name:  K. C. Woodrow
                                   Title:    Managing Director


                              TENANT:

                              UNITED STATIONERS SUPPLY CO.,
                              an Illinois corporation


                              By:
                              Name:     Daniel H. Bushell
                              Title:    Executive Vice President and
                                        Chief Financial Officer
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                                   EXHIBIT A

                          UNITED STATIONERS SUPPLY CO.

                                  WORK LETTER


    1.   DEFINITIONS.   Terms which are defined in the Lease shall have the
same meanings when used in this Work Letter. In addition, the following terms shall have the following meanings:

         (a) "Space Plans" means plans, drawings, and specifications showing the intended design, character, and finishes of the Tenant's Work in the Demised Premises, including partition and door locations and storefront signs.

         (b) "Systems Plans" means drawings, plans and specifications for the mechanical, sprinkler, heating, air conditioning, electrical and plumbing systems to be installed by Tenant's contractors in the Demised Premises.

         (c) "Tenant Improvement Plans" means the Space Plans and the Working Plans.

         (d)  "Tenant's Work" means the work described in Paragraph 4 below.

         (e) "Working Plans" means the final working plans and specifications prepared by or for Tenant (including, without limitation, the Systems Plans) for the work to be performed by Tenant in the Demised Premises, which Working Plans shall contain sufficient detail and shall be otherwise suitable in all respects for submission to the building department of the Village of Carol Stream to obtain a building permit. Working Plans shall be consistent with the Space Plans approved by Landlord.

         (f) "Tenant's Contractors" means any contractor hired by Tenant and any subcontractor hired by such contractor.

    2    INTENTIONALLY OMITTED.

    3.   PREPARATION AND APPROVAL OF TENANT IMPROVEMENT PLANS.

         (a) Tenant hereby agrees to cause to be prepared by a registered architect or a space planner, and submitted to Landlord for Landlord's review and approval, the (i) Space Plans, and (ii) the Working Plans.

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         (b)  Within fifteen (15) business days after Landlord has received the Space Plans and within twenty (20) business days after Landlord has received the Working Plans, Landlord shall notify Tenant of Landlord's approval or disapproval thereof, and in the event of disapproval, Landlord shall specify the reasons for such disapproval. Tenant shall cause the Space Plans or the Working Plans, as the case may be, to be revised and resubmitted to Landlord for Landlord's review and approval within five (5) days after Landlord notifies Tenant of disapproval thereof.

         (c) Neither review nor approval by Landlord of the Space Plans or the Working Plans shall constitute a representation or warranty by Landlord that any of such plans either (i) are complete or suitable for their intended purpose, or
(ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance.

         (d) Once approved by Landlord, Tenant shall not make any material changes, modifications or additions to the Tenant Improvement Plans without the prior written consent of Landlord.

    4.   TENANT'S WORK.

         (a) Tenant, at its sole cost and expense (but subject to the application of the Tenant Allowance described in Paragraph 9 below) shall perform all work in accordance with the Tenant Improvement Plans approved by Landlord.

         (b) All Tenant's Work shall be performed by contractors and suppliers as are reasonably approved, in advance, in writing, by Landlord.

         (c) Tenant hereby agrees to deliver to Landlord, within three (3) days following the execution of the general contract for the Tenant's Work, a true correct and complete copy of such general contract together with a total project budget outlining the aggregate cost of all Tenant's Work to be performed in the Demised Premises, all fees payable to Tenant's contractor for overhead, general conditions and profit and all other hard and soft costs associated with preparing the Demised Premises for Tenant's occupation thereof (other than Tenant's furniture installation, phone installation and equipment installation) (all of such costs are herein collectively referred to as "Tenant's Project Cost").

    5.   PROCEDURE AND SCHEDULES FOR THE CONSTRUCTION OF TENANT'S WORK.

         (a)  General Requirements.

              At least five (5) days prior to the commencement of Tenant's Work hereunder, Tenant shall submit to Landlord the following:

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              (i)   All required building and other permits.

              (ii) A construction schedule setting forth, in detail, the construction sequence of the various trades, furnishing and move-in activities, which shall set forth, among other things, the estimated date of completion of Tenant's Work.

              (iii) Evidence that appropriate public utility companies have been notified as necessary to provide service for construction and occupancy purposes.

              (iv) Tenant's general contractor's sworn statement in form satisfactory to Landlord identifying by trade the names, addresses and telephone numbers of each subcontractor and supplier.

              (v) In addition to the foregoing, Tenant shall not permit Tenant's Contractors to commence any work until Tenant has received evidence of the following insurance covering Tenant's Contractors' performance of the work:

                    (1) Workers' Compensation Insurance in compliance with law and Employer's Liability Insurance in the minimum amount of Five Hundred Thousand Dollars ($500,000.00) and as required under any applicable employee benefit act or statute, as will protect Tenant's Contractors from any and all liability under such acts.

                    (2) Commercial General Liability Insurance including premises/operations liability, independent contractors' liability, products and completed operations liability (to be maintained in effect for two (2) years following completion and acceptance of such contract work), contractual liability and broad form property damage liability in a minimum amount of One Million Dollars ($1,000,000) per occurrence, combined single limit of bodily injury, personal injury or property damage with annual aggregate of One Million Dollars ($1,000,000) for all such occurrences.

                    (3) Commercial Automobile Liability Insurance covering the ownership, operation, maintenance, use, loading and unloading of any owned, non-owned and hired automobile in the amount of One Million Dollars ($1,000,000) per occurrence of bodily injury or property damage.

                    (4) Umbrella Liability Insurance providing limits in excess of those limits indicated in 5.(a)(v)(1), (2) and (3) (except Worker's Compensation Insurance) in the amount of Five Million Dollars ($5,000,000) per occurrence, combined single limit for bodily injury, personal injury and property damage.

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                    (5)  Builder's Risk Insurance, written on a completed value form, insuring against risks of direct physical loss or damage excluding only standard perils, covering Tenant's Work and all other improvements to the Demised Premises and all furniture, trade fixtures, equipment, merchandise and all other items of Tenant's property in the Demised Premises, in an amount not less than the actual replacement cost of the work, and shall not include a co-insurance provision of less than one hundred percent (100%).

         Tenant shall furnish the insurance to be provided by Tenant under Article F of the Lease prior to the commencement of Tenant's Work, and shall furnish to Landlord certificates evidencing the coverages required by this Paragraph, which certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days' prior written notice to Landlord and shall name as additional named insured parties (i) Landlord,
(ii) the holder of each mortgage encumbering the Demised Premises of which Landlord shall have notified Tenant, and (iii) such other persons as Landlord may from time to time designate. All insurance shall otherwise be in form and substance satisfactory to Landlord.

         (b) COMMENCEMENT OF CONSTRUCTION. Tenant shall commence construction of Tenant's Work promptly following the approval of the Working Plans and Tenant's receipt of Landlord's written notice to proceed with such work.

    6.   REQUIREMENTS DURING PERFORMANCE OF TENANT'S WORK.   Tenant shall fully
perform and comply with each of the following covenants, conditions and requirements:

         (a) Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord and Landlord's contractors in doing work for other tenants and occupants of the Building.

         (b) Tenant shall require all entities performing work on behalf of Tenant to provide protection for existing improvements to an extent that is reasonably satisfactory to Landlord and shall allow Landlord or its agent access to the Demised Premises, for inspection purposes, at all times during the period when Tenant is undertaking construction activities thereon. In the event any entity performing work on behalf of Tenant causes any damage to the property of Landlord or others, Tenant shall cause such damage to be repaired at Tenant's expense and if Tenant fails to cause such damage to be repaired promptly upon Landlord's demand therefor, Landlord, in addition to any other rights or remedies available to Landlord under the Lease or at law or equity, may cause such damage to be repaired, in which event Tenant, upon Landlord's demand, shall promptly pay to Landlord the cost of such repairs.

         (c) All contractors and subcontractors shall use only those entrances designated by Landlord for ingress and egress of personnel and the delivery and removal of equipment and material through or across any common areas shall only be permitted with the written approval of Landlord and during hours determined by Landlord. Construction equipment

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and materials are to be located in confined areas approved by Landlord and truck traffic is to be routed to and from the Building as directed by Landlord so as not to burden the operation of the Building. Landlord shall have the right to order any contractor or subcontractor who violates the above requirements to cease work and to immediately remove it, its equipment, and its employees from the Buildings.

         (d) Tenant shall be responsible for providing trash removal service. Tenant shall cause each entity employed by it to perform work on the Demised Premises to abide by the provisions of this Work Letter as to the storage of trash and shall cause Tenant's general contractor to leave the Demised Premises in a clean and safe condition at the end of each day. Should Landlord deem it necessary to remove Tenant's trash because of accumulation, an additional charge to Tenant will be on a time and material basis.

         (e) Tenant agrees that all services and work performed on the Demised Premises by, on behalf of, or for the account of Tenant, shall be done in a first-class workmanlike manner using only good grades of material and shall be performed only by bondable licensed contractors, covered by a collective bargaining agreement with the appropriate trade union.

         (f) Tenant agrees to protect, indemnify, defend and hold Landlord harmless from and against any and all losses, damages, liabilities, claims, liens, costs, and expenses, including reasonable attorney's fees of whatever nature, including those to the person and property of Tenant, its employees, agents, invitees, licensees and others arising out of or in connection with the performance of Tenant's Work by Tenant or Tenant's contractors in or about the Demised Premises, the Building, and the cost of any repairs to the Demised Premises, necessitated by activities of Tenant or Tenant's Contractors.

         (g) Following any material default by Tenant hereunder, Landlord shall have the right (but not the obligation) to perform on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of Tenant's Work which Landlord determines shall be so performed, provided that Landlord notifies Tenant at the time Landlord approves the Tenant Improvement Plans of any such work to be performed by Landlord. The cost to Landlord of any Tenant's Work performed or supplied to Tenant by Landlord shall become due and payable within five (5) business days after Tenant has been invoiced for same by Landlord.

    8.   COMPLETION DELIVERIES.   Within five (5) business days after the
substantial completion of the Tenant's Work, Tenant shall deliver to Landlord the following (collectively, the "Closing Deliveries"):

         (a) An Architect's Certificate, in form and substance satisfactory to Landlord, certifying that the Tenant's Work is in place and has been performed in accordance with the approved Working Plans;

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         (b)  A detailed breakdown, in a form and substance satisfactory to
Landlord, of the final and total costs of Tenant's Work prepared by Tenant and its Contractor(s), together with receipted invoices showing payment thereof; subject to any punch list matters;

         (c) Original waivers of lien and contractor's affidavits in such form as may be required by Landlord, from all parties performing labor or supplying materials in connection with Tenant's Work and sworn statements and long form affidavits and waivers from Tenant's architect, engineer and contractors and any other party with whom Tenant contracted directly for labor or materials furnished Tenant in or for the Demised Premises;

         (d) Copies of all warranties for workmanship, materials and equipment received by Tenant from manufacturers and/or installers in connection with Tenant's Work;

         (e) "As-built" drawings of all improvements, certified by the appropriate architect or engineer, and information regarding any special requirements for cleaning the improvements completed on behalf of Tenant;

         (f) Information with regard to any special security systems installed by Tenant;

         (g) An Estoppel Certificate in the form and substance reasonably satisfactory to the parties;

         (h) Such other supporting documentation as Landlord may reasonably require.

    9.   TENANT ALLOWANCE.   (a) Provided that Tenant has obtained Landlord's
approval of the Tenant Improvement Plans as provided above and has completed Tenant's Work prior to July 1, 1997 ("Tenant's Work Completion Date"), Tenant shall be entitled to an allowance (the "Tenant Allowance") to be applied toward Tenant's costs incurred in the performance of the Tenant's Work in an amount up to $20,000.00.

         (b) Landlord shall disburse the Tenant Allowance to Tenant within thirty (30) days of Landlord's receipt of all of the Closing Deliveries described in Paragraph 8 above. Notwithstanding the foregoing, Landlord shall reimburse Tenant out of the Tenant Allowance for costs incurred by Tenant for the preparation of the Tenant Improvement Plans within thirty (30) days following Landlord's receipt from Tenant of paid invoices evidencing to Landlord's reasonable satisfaction such costs.

         (c) Notwithstanding anything contained herein to the contrary, provided that the "hard costs" of Tenant's Work shall not be less than $10,000.00, if Tenant does not timely use the entire amount of the Tenant Allowance for the purposes stated above, then any excess thereof (not to exceed $10,000.00) shall be applied and credited to Fixed Rent first becoming due after Tenant's Work Completion Date.

    10.  MISCELLANEOUS.

         (a) Tenant hereby appoints Otis H. Halleen as Tenant's representative in connection with the matters set forth in this Work Letter and such person has and shall have full authority and responsibility to act on behalf of Tenant and to make all decisions and determinations as may be necessary or desirable in connection with preparing the Demised Premises for the operation of Tenant's business therein. Tenant shall inform Landlord in writing of any change in Tenant's representative.

         (b) Tenant's obligation to pay Fixed Rent and Additional Rent with respect to the Demised Premises during the Extended Term shall commence on June 1, 1997 irrespective of the status of completion of the Tenant's Work.

         (c) This Work Letter shall not be deemed applicable to any additional space added to the original Demised Premises at any time or from time to time or to any portion of the original Demised Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease unless expressly so provided in the Lease or any amendment or supplement thereto signed by both Landlord and Tenant.

         (d) The failure by Tenant to pay any monies due Landlord pursuant to this Work Letter within the time period herein stated shall deemed an Event of Default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of rent. All late payments shall be subject to a service charge pursuant to Articles Q-16 and Q-17 of the Lease.

         (e) This Work Letter is expressly made a part of the Lease and is subject to each and every term and condition thereof, including, without limitation, the limitations on liability set forth therein.

         (f) Tenant shall be solely responsible to determine at the site all dimensions of the Demised Premises and the Building in which the Demised Premises are located which affect any work to be performed by Tenant hereunder.

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    IN WITNESS WHEREOF, the parties have executed this Work Letter as of the
23rd day of January, 1997.



                                        LANDLORD:

                                        ERI-CP, INC., a Delaware corporation

                                        By:  LaSalle Advisors Limited,
                                             its duly authorized agent

                                             By:
                                             Name:  K. C. Woodrow
                                             Title:  Managing Director


                                        TENANT:

                                        UNITED STATIONERS SUPPLY CO.,
                                        an Illinois corporation

                                        By:
                                        Name:  Executive Vice President and
                                        Title:  Chief Financial Officer